Exhibit 8.1

mwe.com

May 6, 2022

Globis Acquisition Corp.
7100 W. Camino Real, Suite 302-48
Boca Raton, Florida 33433

Re:	Material U.S. Federal Income Tax Consequences of the Merger to Globis Stockholders

Dear Ladies and Gentlemen:

We have acted as counsel to Globis Acquisition Corp., a Delaware corporation (the “Globis”) in connection with the transactions contemplated by the business combination agreement, dated December 19, 2021 (as amended from time to time, the “Business Combination Agreement”)by and among Globis, Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (“FAHL”), Lighthouse Capital Limited, a Gibraltar private company limited by shares (“Seller”).

The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (i) Globis will merge with and into Globis NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of Globis (“Globis Nevada”), with Globis Nevada surviving (the “Merger”); (ii) Globis Nevada will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating as a Gibraltar public company limited by shares (the “Redomiciliation”) and change its name to “Forafric Global PLC” (referred to herein as “New Forafric”); and (iii) immediately following the effectiveness of the Redomiciliation, New Forafric will acquire 100% of the equity interests in FAHL from Seller and FAHL will become a direct subsidiary of New Forafric.

This opinion is being delivered in connection with the Registration Statement of Globis on Form S-4, originally filed on January 12, 2022 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Business Combination Agreement.

May 6, 2022

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the form of Certificate of Incorporation of Globis Nevada (the “Certificate of Incorporation”) to be effective upon the Merger; (iv) the form of By-laws of Globis Nevada to be effective upon the Merger (the “By-laws”); and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Party, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct through the closing of the Business Combination without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, it is the opinion of McDermott Will & Emery that the statement in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger to Globis Stockholders”,” to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

Sincerely,

/s/ McDermott Will & Emery LLP